Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-239857, 333-217216, 333-214061, and 333-203209 on Form S-3 and 333-239832, 333-233700, 333-225833, 333-214063, 333-190982, 333-175320, 333-175319, 333-139597, 333-125183 and 333-81438 on Form S-8 of our report dated April 16, 2021, relating to the consolidated financial statements of iMedia Brands, Inc. and subsidiaries (formerly known as EVINE Live Inc.), appearing in this Annual Report on Form 10-K of iMedia Brands, Inc. for the year ended January 30, 2021.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota

April 23, 2021